                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,000,000 shares of its common stock and associated preferred share purchase rights for the Piper Jaffray Companies 2003 Long-Term Incentive Plan of our report dated December 10, 2003, with respect to the statement of financial condition of Piper Jaffray Companies as of November 30, 2003 included in its Amendment No. 6 to the Registration Statement (Form 10 No. 001-31720), filed with the Securities and Exchange Commission on December 19, 2003.

                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
December 30, 2003